As filed with the Securities and Exchange Commission on January 14, 2013

Registration No. 811-09347

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 51

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC

(Exact Name of Registrant as specified in Charter)

50606 Ameriprise Financial Center

Minneapolis, MN 55474

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (800) 321-7854

Christopher O. Petersen, Esq.

c/o Columbia Management Investment Advisers, LLC

225 Franklin Street

Boston, MA 02110

(Name and Address of Agent for Service)

With copies to:

Robert M. Kurucza, Esq.

Marco E. Adelfio, Esq.

Goodwin Procter LLP

901 New York Ave., N.W.

Washington, D.C. 20001

EXPLANATORY NOTE

This Registration Statement has been filed by Columbia Funds Master Investment Trust, LLC (the “Registrant” or “Trust”) pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. Beneficial interests in the Registrant are not registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by the investment companies or certain other entities which are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or solicitation of an offer to buy, any beneficial interests in the Registrant.

Parts A, B and C to the Registration Statement, each dated July 1, 2012, were previously filed in connection with Amendment No. 48 to the Registration Statement, and are incorporated by reference into this Registration Statement, as supplemented by Amendment No. 49 to the Registration Statement filed on September 10, 2012 and by Amendment No. 50 to the Registration Statement filed on November 16, 2012. In addition, (i) the most recent annual report for Columbia International Value Master Portfolio (the “Master Portfolio”), the fund series of the Registrant, which includes the Master Portfolio’s audited financial statements dated February 29, 2012, and (ii) the most recent semi-annual report for the Master Portfolio, which includes the Master Portfolio’s unaudited financial statements for the most recent semi-annual fiscal period, are incorporated by reference into this Registration Statement.

This Amendment No. 51 to the Registration Statement is being filed to add the following disclosure to Part B of the Registration Statement:

Part B:

Effective immediately, Part B of the Master Portfolio is supplemented as described below:

•	Mr. John J. Nagorniak and Mr. John F. Maher ceased serving as members of the Board of Trustees effective September 2012 and October 2012, respectively.

•

The first and second paragraphs under the heading “Compensation” in the Part B section entitled “FUND GOVERNANCE – Board Members and Officers” are deleted in their entirety and replaced with the following:

The Independent Trustees determine the amount of compensation that they and Dr. Santomero receive, including the amount paid to the Chair of the Board. In determining compensation for the Independent Trustees and Dr. Santomero, the Independent Trustees take into account a variety of factors including, among other things, their collective significant work experience (e.g., in business and finance, government or academia). The Independent Trustees also recognize that these individuals’ advice and counsel are in demand by other organizations, that these individuals may reject other opportunities because the time demands of their duties as Independent Trustees, and that they undertake significant legal responsibilities. The Independent Trustees also consider the compensation paid to independent board members of other mutual fund complexes of comparable size. In determining the compensation paid to the Board Chair, the Independent Trustees take into account, among other things, the Board Chair’s significant additional responsibilities (e.g., setting the agenda for Board meetings, communicating or meeting regularly with the Funds’ CCO, counsel to the Independent Trustees, and the Funds’ service providers) which result in a significantly greater time commitment required of the Board Chair. The Board Chair’s compensation, therefore, has generally been set at a level between 2.5 and 3 times the level of compensation paid to other independent Board members.

The Independent Trustees, other than the Board Chair, and Dr. Santomero are paid an annual retainer of $180,000 with respect to all funds in the Columbia Funds Complex overseen by them. Additionally, Trustees of the Legacy RiverSource Funds each receive $10,000 annually from two closed-end funds (collectively, the “Closed-End Funds”). The Independent Trustees and Dr. Santomero also receive the following compensation from funds in the Columbia Funds Complex other than the Closed-End Funds: committee Chairs each receive an additional annual retainer of $20,000 and subcommittee Chairs each receive an additional annual retainer of $5,000. In addition, Independent Trustees and Dr. Santomero are paid the following fees for attending Board and committee meetings: $5,000 per day of in-person Board meetings and $2,500 per day of in-person committee or subcommittee meetings (if such meetings are not held on the same day as a Board meeting). Independent Trustees and Dr. Santomero are not paid for special meetings conducted by telephone. The Board Chair will receive total annual cash compensation of $430,000, of which $10,000 is allocated from the Closed-End Funds.

2

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC

50606 Ameriprise Financial Center

Minneapolis, MN 55474

1-800-321-7854

FORM N-1A

PART C

OTHER INFORMATION

ITEM 28.	Exhibits

All references to the “Registration Statement” in the following list of Exhibits refer to the Registrant’s Registration Statement on Form N-1A (File No. 811-09347), unless otherwise noted.

Exhibit Letter	Description
(a)	Articles of Incorporation:

(a)(1)	Amended and Restated Limited Liability Company Agreement dated March 2, 2011, incorporated by reference to Amendment No. 47, filed June 28, 2011.

(b)	Bylaws:

(b)(1)	Amended and Restated Bylaws dated March 2, 2011, incorporated by reference to Amendment No. 47, filed June 28, 2011.

(c)	Instruments Defining Rights of Securities Holders: Not Applicable.

(d)	Investment Advisory Contracts:

(d)(1)(A)	Investment Management Services Agreement between Columbia Funds Master Investment Trust, LLC (“Registrant”) and Columbia Management Investment Advisers, LLC (“CMIA”), is incorporated by reference to Amendment No. 48, filed June 28, 2012.

(d)(1)(B)	Amendment No. 1 to Investment Management Services Agreement between CMIA and the Registrant, dated February 28, 2011, is incorporated by reference to Post-Effective Amendment No. 93 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on May 27, 2011.

Exhibit Letter	Description

(d)(2)	Form of Investment Sub-Advisory Agreement among the Registrant, CMIA and Brandes Investment Partners, LLC (“Brandes”), is incorporated by reference to Amendment No. 43, filed May 4, 2010.

(e)	Not Applicable pursuant to General Instruction (B)(2)(b).

(f)	Bonus or Profit Sharing Contracts:

(f)(1)	Deferred Compensation Plan last approved by the Board of Trustees of the Registrant on December 10, 2009, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(g)	Custodian Agreement:

(g)(1)	Master Custodian Agreement between the Registrant and State Street Bank and Trust Company (“State Street”), dated June 13, 2005, Appendix A last amended September 30, 2006, incorporated by reference to Amendment No. 35, filed March 29, 2007.

(g)(2)	Amendment No. 1 to the Master Custodian Agreement between the Registrant and State Street, dated June 1, 2006, incorporated by reference to Amendment No. 34, filed July 31, 2006.

(g)(3)	Form of Notice of Change of Address in Master Custodian Agreement, is incorporated by reference to Amendment No. 43, filed May 4, 2010.

(g)(4)	Second Amended and Restated Master Global Custody Agreement between each of the funds listed on Schedule A thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), is incorporated by reference to Post-Effective Amendment No. 93 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on May 27, 2011.

Exhibit Letter	Description
(h)	Other Material Contracts:

(h)(1)	Administrative Services Agreement between the Registrant and CMIA, dated May 1, 2010, is incorporated by reference to Post Effective Amendment No. 82 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on May 28, 2010.

(h)(1)(i)	Amendment No. 1 to Administrative Services Agreement between CMIA and the Registrant, dated February 28, 2011, is incorporated by reference to Post-Effective Amendment No. 94 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on June 28, 2011.

(h)(2)	Form of Placement Agency Agreement between the Registrant and Columbia Management Investment Distributors, Inc. (“CMID”), is incorporated by reference to Amendment No. 43, filed May 4, 2010.

(h)(3)	Cross Indemnification Agreement between Columbia Funds Series Trust (“Funds Trust”) and the Registrant dated September 26, 2005, incorporated by reference to Amendment No. 34, filed July 31, 2006.

(h)(4)	Amended and Restated Fee Waiver and Expense Cap Agreement between CMIA, CMID, CMIS and the Registrant, dated May 2, 2011, is incorporated by reference to Post-Effective Amendment No. 94 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on June 28, 2011.

(h)(5)	Financial Reporting Services Agreement among the Registrant, the other parties listed on Schedule A, Columbia Management Advisors, LLC (“CMA”) and State Street dated December 15, 2006 with Schedule A dated May 5, 2008, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(5)(i)	Amendment to the Financial Reporting Services Agreement among the Registrant, the other parties listed on Schedule A, CMA and State Street, dated June 29, 2007 with Schedule A dated June 29, 2007, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(5)(ii)	Form of Amendment to Financial Reporting Services among the Registrant, the other parties listed on Schedule A , CMA, State Street and CMIA, is incorporated by reference to Amendment No. 43, filed May 4, 2010.

(h)(6)	Accounting Services Agreement among the Registrant, the other parties listed on Schedule A, CMA and State Street dated December 15, 2006 with Schedule A dated May 5, 2008, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(6)(i)	Amendment to the Accounting Services Agreement among the Registrant, the other parties listed on Schedule A, CMA and State Street, dated June 29, 2007 with Schedule A dated June 29, 2007, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(6)(ii)	Form of Amendment to Accounting Services Agreement among the Registrant, the other parties listed on Schedule A , CMA, State Street and CMIA, is incorporated by reference to Amendment No. 43, filed May 4, 2010.

(h)(7)	Committed Line of Credit Agreement among the Registrant, the other parties listed on Schedule 2, the lending institutions listed on the signature pages and State Street, dated October 19, 2006, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(7)(i)	Notice and Acknowledgement to Committed Line of Credit Agreement regarding conversion of Columbia Funds Master Investment Trust LLC (formerly, Columbia Funds Master Investment Trust) to a Delaware limited liability company, dated March 30, 2007, to be filed by amendment.

(h)(7)(ii)	Amendment Agreement No. 1 and Instrument of Adherence, dated October 18, 2007, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(7)(iii)	Amendment Agreement No. 2, dated as of February 28, 2008, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(7)(iv)	Amendment Agreement No. 3, dated as of March 31, 2008, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(7)(v)	Amendment Agreement No. 4, dated October 16, 2008, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(7)(vi)	Amendment Agreement No. 5, dated June 1, 2009, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(7)(vii)	Amendment Agreement No. 6, dated October 15, 2009, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(7)(viii)	Amendment Agreement No. 7 to Committed Credit Agreement, dated as of October 14, 2010, by and among the Registrant, Columbia Funds Series Trust I, Columbia Funds Master Investment Trust, LLC, Columbia Funds Variable Insurance Trust, Columbia Funds Series Trust II, Columbia Funds Variable Insurance Trust I, each on behalf of its respective series listed on Schedule 2 attached thereto and State Street, individually, as operations agent and as administrative agent, is incorporated by reference to Post-Effective Amendment No. 90 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on March 30, 2011.

(h)(7)(ix)	Form of Consent In Respect of Credit Agreement among the Registrant, the other parties listed on Schedule 2, the lending institutions listed on the signature pages and State Street, is incorporated by reference to Amendment No. 43, filed May 4, 2010.

(h)(8)	Form of Indemnification Agreement by and between each member of the Board of Trustees and the Registrant, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(9)	Amended and Restated Transfer and Dividend Disbursing Agent Agreement among Columbia Management Investment Services Corp., the Registrant and Columbia Funds Series Trust, dated April 27, 2011, is incorporated by reference to Post-Effective Amendment No. 98 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed July 29, 2011.

(i)	Not Applicable pursuant to General Instruction (B)(2)(b).

(j)	Not Applicable pursuant to General Instruction (B)(2)(b).

(k)	Not Applicable pursuant to General Instruction (B)(2)(b).

(l)	Initial Capital Agreements: Not Applicable.

(m)	Rule 12b-1 Plan: Not Applicable.

(n)	Financial Data Schedule: Not Applicable.

(o)	Rule 18f-3 Plan: Not Applicable.

Exhibit Letter	Description
(p)	Codes of Ethics

(p)(1)	Columbia Funds Family Code of Ethics, is incorporated by reference to Post-Effective Amendment No. 92 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on April 28, 2011.

(p)(2)	Brandes Code of Ethics, incorporated by reference to Post-Effective Amendment No. 94 to the Registration Statement of Columbia Funds Series Trust, File No. 333-89661, filed June 28, 2011.

ITEM 29.	Persons Controlled by or Under Common Control with the Fund

No person is controlled by or under common control with the Registrant.

ITEM 30.	Indemnification

Article V, Section 5.3 of the Registrant’s Amended and Restated Limited Liability Company Agreement provides that the Registrant shall indemnify each of its trustees, officers and employees against liabilities and expenses reasonably incurred by him or her in connection with the defense or disposition of any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened by reason of his or her being or having been such a trustee, officer or employee, except with respect to any matter as to which he or she shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duties, all as more fully set forth in the Amended and Restated Limited Liability Company Agreement filed as an exhibit to this registration statement. This indemnification provision is not exclusive.

Section 17(h) of the Investment Company Act of 1940, as amended (“1940 Act”), provides that any instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of the Registrant against any liability to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. In accordance with Section 17(h) of the 1940 Act, the indemnification provisions described in the preceding paragraph (the “Indemnification Provisions”) shall not protect any person against any liability to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the Indemnification Provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

The Registrant has entered into an Indemnification Agreement with each trustee who is not an interested person of Columbia Management Investment Advisers, LLC, pursuant to which the Registrant shall indemnify the trustees under specified circumstances, all as more fully set forth in the form of Indemnification Agreement filed as an exhibit to this registration statement.

The Registrant may purchase liability insurance for itself and its trustees and officers to the fullest extent permitted by applicable law. The Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it against loss arising out of any effort, omission, or breach of any duty owed to the Registrant or any series of the Registrant by Columbia Management Investment Advisers, LLC.

The Registrant’s contracts with service providers, including the transfer agency agreement and distribution agreement, may also include indemnification provisions for the benefit of the Registrant and its trustees or for the benefit of the service provider and its affiliates.

The Registrant has entered into a Cross Indemnification Agreement, dated September 26, 2005, with Columbia Funds Series Trust pursuant to which each party indemnifies the other party for certain losses, under specified circumstances, all as more fully set forth in the Cross Indemnification Agreement filed as an exhibit to this registration statement.

ITEM 31.	Business and Other Connections of the Investment Adviser

To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (the Investment Manager), the Registrant’s investment adviser, or Brandes Investment Partners, L.P. (Brandes), the investment subadviser to certain portfolios, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.

(a) The Investment Manager, a wholly-owned subsidiary of Ameriprise Financial, Inc. performs investment advisory services for the Registrant and certain other clients. Information regarding the business of the Investment Manager and certain of its officers is set forth in the Prospectuses and Statements of Additional Information of the Registrant’s portfolios and is incorporated herein by reference. Information about the business of the Investment Manager and the directors and principal executive officers of the Investment Manager is also included in the Form ADV filed by the Investment Manager (formerly, RiverSource Investments, LLC) with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which is incorporated herein by reference. In addition to their position with the Investment Manager, certain directors and officers of the Investment Manager also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries. Prior to May 1, 2010, when Ameriprise Financial, Inc. acquired the long-term asset management business of Columbia Management Group, LLC from Bank of America, N.A., certain current directors and officers of the Investment Manager held various positions with, and engaged in business for, Columbia Management Group, LLC or other direct or indirect subsidiaries of Bank of America Corporation.

(b) Brandes performs investment management services for the Registrant and certain other clients. Information regarding the business of Brandes and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Brandes and is incorporated herein by reference. Information about the business of Brandes and the directors and principal executive officers of Brandes is also included in the Form ADV filed by Brandes with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-24986), which is incorporated herein by reference.

ITEM 32.	Principal Underwriters

(a) Columbia Management Investment Distributors, Inc. acts as placement agent for the Registrant. Columbia Management Investment Distributors, Inc. also acts as principal underwriter for the following investment companies: Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust; Columbia Funds Variable Insurance Trust I; and Wanger Advisors Trust.

(b) As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant

William F. “Ted” Truscott	Director (Chairman); Chief Executive Officer	Trustee and Senior Vice President

Amy Unckless	Director; President and Chief Administrative Officer	None

Jeffrey F. Peters	Director; Senior Vice President	None

Christopher Thompson	Director; Senior Vice President and Head of Investment Products and Marketing	None

Dave K. Stewart	Chief Financial Officer	None

Scott R. Plummer	Senior Vice President, Chief Counsel and Assistant Secretary	Senior Vice President, Chief Legal Officer and Assistant Secretary

Stephen O. Buff	Vice President, Chief Compliance Officer	None

Hector DeMarchena	Vice President – Institutional Asset Management Product Administration and Assistant Treasurer	None

Mark Dence	Vice President – National Sales Manager IO	None

Joe Feloney	Vice President – National Sales Manager – US Trust/Private Wealth Management	None

Leslie Moon	Vice President – Mutual Fund Technology	None

Brian Walsh	Vice President, Strategic Relations	None

Frank Kimball	Vice President, Asset Management Distribution Operations and Governance	None

Thomas R. Moore	Secretary	None

Michael E. DeFao	Vice President and Assistant Secretary	Vice President and Assistant Secretary

Paul Goucher	Vice President and Assistant Secretary	Vice President and Assistant Secretary

Tara Tilbury	Vice President and Assistant Secretary	Assistant Secretary

Nancy W. LeDonne	Vice President and Assistant Secretary	None

Ryan C. Larrenaga	Vice President and Assistant Secretary	Assistant Secretary

Joseph L. D’Alessandro	Vice President and Assistant Secretary	Assistant Secretary

Christopher O. Petersen	Vice President and Assistant Secretary	Vice President and Secretary

Eric T. Brandt	Vice President and Assistant Secretary	None

James L. Hamalainen	Treasurer	None

Ken Murphy	Anti-Money Laundering Officer	None

Kevin Wasp	Ombudsman	None

Lee Faria	Conflicts Officer	None

*	c/o Columbia Management Investment Distributors, Inc. 225 Franklin Street, Boston, MA 02110

(c) Not applicable.

ITEM 33.	Location of Accounts and Records

Person maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder include:

•	Registrant, 901 Marquette Avenue South, Suite 2810, Minneapolis, MN 55402;

•	Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 225 Franklin Street, Boston, MA 02110;

•	Registrant’s subadviser, Brandes Investment Partners, L.P. , 11988 El Camino Real, San Diego, CA 92130;

•	Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 225 Franklin Street, Boston, MA 02110;

•	Registrant’s transfer agent, Columbia Management Investment Services, Inc., 225 Franklin Street, Boston, MA 02110;

•	Registrant’s former custodian, State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, MA 02111; and

•	Registrant’s custodian, JPMorgan Chase Bank, N.A., 1 Chase Manhattan Plaza 19th Floor, New York, NY 10005.

In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.

ITEM 34.	Management Services

Not Applicable.

ITEM 35.	Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 14th day of January, 2013.

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC

By:	/s/ RYAN C. LARRENAGA
Name:	Ryan C. Larrenaga
Title:	Assistant Secretary